Exhibit 1.1

ARTICLES OF AMENDMENT OF RUBICO INC. Reg. No. 115734

NON-RESIDENT	REPUBLIC OF THE MARSHALL ISLANDS REGISTRAR OF CORPORATIONS DUPLICATE COPY The original of this document was FILED ON

April 7, 2026 Karim Fakhri Deputy Registrar

ARTICLES OF AMENDMENT

TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

RUBICO INC.

PURSUANT TO SECTION 90 OF

THE MARSHALL ISLANDS BUSINESS CORPORATIONS ACT

The undersigned, Nikolaos Papastratis, as the Chief Financial Officer of Rubico Inc., a corporation incorporated under the laws of the Republic of the Marshall Islands (the “Corporation”), for the purpose of amending the Amended and Restated Articles of Incorporation of said Corporation pursuant to Section 90 of the Business Corporations Act, as amended, hereby certifies that:

1.	The name of the Corporation is: Rubico Inc.

2.

The Articles of Incorporation were filed with the Registrar of Corporations as of the 11th day of August, 2022, and were amended and restated in their entirety as of the 26th day of June, 2025.

Articles of Amendment were filed with the Registrar of Corporations on the 1st day of December, 2025.

Articles of Amendment were filed with the Registrar of Corporations on the 10th day of February, 2026.

3.	Section D of the Amended and Restated Articles of Incorporation, as amended, is hereby amended by adding the following paragraph to the end of the Section:

Effective with the commencement of business on April 9, 2026, the Corporation has effected a one-for-ten reverse stock split as to its issued and outstanding common shares, pursuant to which the number of issued common shares shall decrease from approximately 7,573,572 to approximately 757,356 as adjusted for the cancellation of fractional shares and which may be further adjusted for the cancellation of fractional shares. The reverse stock split shall not change the number of registered common shares the Corporation is authorized to issue or the par value of the common shares. The stated capital of the Corporation is hereby reduced from approximately $75,735.72 to approximately $7,573.56, as adjusted for the cancellation of the fractional shares and which may be further adjusted for the cancellation of fractional shares, and the amount of the reduction in stated capital shall be allocated to surplus.

4.	All of the other provisions of the Amended and Restated Articles of Incorporation shall remain unchanged.

5.	This amendment to the Amended and Restated Articles of Incorporation was approved by was authorized by the affirmative vote of a majority of the voting power of the total number of shares issued and outstanding and entitled to vote at the meeting of shareholders of the Corporation held on January 15, 2026, and by the Corporation’s Board of Directors on March 30, 2026.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Amended and Restated Articles of Incorporation on this 7th day of April, 2026.

By:
Name: Nikolaos Papastratis
Title: Chief Financial Officer